Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of shares of common stock to be registered (1)(2)	Proposed Maximum Offering price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (6)
Common Stock, par value $0.001 per share	30,000,000	$0.02(3)	$600,000	$55.62
Commitment Shares of Common Stock	50,000,000	0.001	50,000	4.63
Common Stock underlying Invesor Warrants	50,000,000	0.05(4)	2,500,000	231.75
Common Stock underlying Notes	162,500,000	0.008(5)	1,300,000	120.51

Total	292,500,000		4,400,000	412.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s Common Stock, $0.001 par value (the “Common Stock”) as may become issuable to the selling stockholder as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)	Includes an aggregate of 292,500,000 shares of the Company’s (as defined herein) common stock, $0.0001 par value per share (the “Common Stock”) consisting of up to: (a) 30,000,000 shares of Common Stock, (b) 50,000,000 shares of Commitment Shares (as defined herein) of Common Stock, (c) 50,000,000 shares of Common Stock issuable upon exercise of the Investor Warrants (as defined herein) that may be sold from time to time pursuant to this registration statement by the Selling Shareholders (as defined herein) identified herein, and (d) 162,500,000 shares of Common Stock issuable upon conversion of the Notes (as defined herein) that may be sold from time to time pursuant to this registration statement by the Selling Shareholders identified herein.

(3)

Based on the average of the high and low prices for our common stock on June 14, 2022. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of the Warrants.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon conversion of the Notes.

(6)	The fee is calculated by multiplying the aggregate offering amount by .0000927, pursuant to Section 6(b) of the Securities Act of 1933.